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                       SECURITY FUNDS MULTIPLE CLASS PLAN
                                  JULY 23, 1999


 1. THE PLAN. This Plan is the written multiple class plan for each of the open-end management investment companies (individually the "Fund" and collectively the "Funds") named on Exhibit A hereto, which exhibit may be revised from time to time, for Security Distributors, Inc. (the "Distributor"), the general distributor of shares of the Funds, and Security Management Company, LLC (the "Advisor"), the investment advisor of the Funds. In instances where such investment companies issue shares representing interests in different portfolios ("Series"), the term "Fund" and "Funds" shall separately refer to each Series. It is the written plan contemplated by Rule 18f-3 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Funds may issue multiple classes of shares. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in the Rule.

 2. FEATURES OF THE CLASSES. Each class of a Fund shall represent an equal pro rata interest in such Fund and generally shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that each class:

          (i)  shall have a different designation;

         (ii)  shall bear any Class Expenses as defined below;

        (iii) shall have exclusive voting rights on any matters that relate solely to that class's arrangements, including, without limitation, voting with respect to a 12b-1 Plan for that class; and

         (iv) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

     Certain classes have adopted a service plan or distribution and service plan ("12b-1 Plan"), and shall pay all of the expenses incurred pursuant to that arrangement. Expenses incurred in connection with a class's 12b-1 Plan are referred to herein as "Class Expenses."

     Because Class Expenses may be accrued at different rates for each class of a Fund, dividends distributable to shareholders and net asset values per share may differ for shares of different classes of the same Fund.

 3. ALLOCATIONS OF INCOME AND EXPENSES. The gross income of each Fund, and expenses of each Fund other than Class Expenses, are allocated among the classes on the basis of the relative net assets of each class of such Fund. Each class of shares may at the Directors' discretion also pay a different share of expenses, not including advisory fees or other expenses related to management of the Fund's assets, if such expenses are actually incurred in a different amount by that class, or if the class received services of a different kind or to a different degree than that of other classes.

 4. FEE WAIVERS AND REIMBURSEMENTS. The investment advisor may waive or reimburse its management fee in whole or in part provided that the fee is waived or reimbursed to all shares of a Fund in proportion to their relative average daily net asset values.

     The investment advisor, or an entity related to the investment advisor, who charges a fee for a Class Expense may waive or reimburse that fee in whole or in part only if the revised fee more accurately reflects the relative costs of providing to each class the service for which the Class Expense is charged.

     A distributor of a Fund may waive or reimburse a Rule 12b-1 Plan fee in whole or in part.

 5. EXCHANGE PRIVILEGES. Shareholders may exchange shares of one class of a Fund for shares of an identical class of any other Fund based upon each Fund's relative net asset value per share. Shareholders may also exchange shares of one class of a Fund for shares of the Security Cash Fund. Any applicable contingent deferred sales charge will be calculated from the date of initial purchase without regard to the time that shares are invested in Security Cash Fund. Because Cash Fund does not impose a sales charge, any exchange of Cash Fund shares acquired through direct purchase will be based upon the respective net asset values of the shares involved and subject to any applicable sales charges.

 6. CONVERSIONS OF SHARES. Class B shares automatically convert to Class A shares on the eighth anniversary of purchase. This is advantageous because Class A shares are subject to a lower distribution fee than Class B shares. A pro rata amount of Class B shares purchased through the reinvestment of dividends or other distributions is also converted to Class A shares each time that shares purchased directly are converted.

 7. DISCLOSURE. The classes of shares to be offered by each Fund, and the initial, asset-based or contingent deferred sales charges and other material distribution arrangements with respect to such classes, shall be disclosed in the prospectus and/or statement of additional information used to offer that class of shares. Such prospectus or statement of additional information shall be supplemented or amended to reflect any change(s) in classes of shares to be offered or in the material distribution arrangements with respect to such classes.

 8. INDEPENDENT AUDIT. The methodology and procedures for calculating the net asset value, dividends and distributions of each class shall be reviewed by an independent auditing firm (the "Expert"). At least annually, the Expert, or an appropriate substitute expert, will render a report to the Funds on policies and procedures placed in operation and tests of operating effectiveness as defined and described in SAS 70 of the AICPA.

 9. RULE 12B-1 PAYMENTS. The Treasurer of each Fund shall provide to the Directors of that Fund, and the Directors shall review, at least quarterly, the written report required by that Fund's distribution and service plan(s) and/or service plan (the "Plan"), if any, adopted pursuant to 1940 Act Rule 12b-1. The report shall include information on (i) the amounts expended pursuant to the Plan, (ii) the purposes for which such expenditures were made and (iii) the amount of the Distributor's unreimbursed distribution costs (if recovery of such costs in future periods is permitted by that Plan), taking into account Plan payments and contingent deferred sales charges paid to the Distributor.

10. CONFLICTS. On an ongoing basis, the Directors of the Funds, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Funds for the existence of any material conflicts among the interests of the classes. The Advisor and the Distributor will be responsible for reporting any potential or existing conflicts to the Directors. In the event a conflict arises, the Directors shall take such action as they deem appropriate.

11. EFFECTIVENESS AND AMENDMENT. This Plan, as amended, takes effect as of the date first shown above. This Plan, as amended, has been approved by a majority vote of the Board of each Fund and of each Fund's Board members who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements relating to the Plan (the "Independent Directors") of each Fund at a meeting called for the Security Funds listed on Exhibit A on July 23, 1999. Prior to that vote, (i) the Board was furnished by Security Distributors, Inc. with information necessary to permit it to evaluate the Plan, including without limitation the methodology used for net asset value and dividend and distribution determinations for the Funds, and (ii) a majority of each Board and its Independent Directors determined that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each Fund as a whole and to each class of each Fund individually. Prior to any material amendment to the Plan, each Board shall request and evaluate, and Security Distributors, Inc. shall furnish, such information as may be reasonably necessary to evaluate such amendment, and a majority of each Board and its Independent Directors shall find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each class, each Fund as a whole and each class of each Fund individually.

Adopted by the Board of Directors of the Funds on July 23, 1999.

                                                 AMY J. LEE
                                                 -------------------------------
                                                 Amy J. Lee, Secretary
                                                 Security Equity Fund
                                                 Security Growth and Income Fund
                                                 Security Ultra Fund
                                                 Security Income Fund
                                                 Security Municipal Bond Fund
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                                    EXHIBIT A
                                 SECURITY FUNDS

                         Security Equity Fund
                         Security Growth and Income Fund
                         Security Ultra Fund
                         Security Income Fund
                         Security Municipal Bond Fund